Exhibit 99.1

Zebra Technologies to Acquire Xplore Technologies

Acquisition strengthens Zebra’s position in the rugged mobility market and advances our Enterprise Asset Intelligence vision

LINCOLNSHIRE, Ill. and AUSTIN, Texas – July 5, 2018 – Zebra Technologies Corporation (NASDAQ: ZBRA) and Xplore Technologies Corporation (NASDAQ: XPLR) today announced that their boards of directors have approved a definitive agreement in which Zebra will acquire all outstanding common stock of Xplore for $6.00 per share in cash. Under the terms of the agreement, Zebra plans to effect the acquisition via a tender offer.

Over its 22-year history, Xplore has established a leading position as an innovative developer of semi-, fully- and ultra-rugged tablets, 2-in-1 laptops, and a range of performance matched accessories. Xplore’s highly differentiated products are designed to withstand demanding conditions across diverse end markets. These products serve existing vertical markets for Zebra such as retail, manufacturing, transportation & logistics and healthcare, and provide an inroad into new markets including oil & gas, utility, government and public safety. Xplore generated revenue of $87 million in the 12-month period ended March 31, 2018.

“In today’s on-demand economy, investments to digitize operations are central to our customers’ strategies. The acquisition of Xplore enhances our product lineup and gives Zebra a complete rugged tablet portfolio that enables our customers to gain a performance edge,” said Anders Gustafsson, chief executive officer of Zebra Technologies. “We’d previously outlined potential areas of expansion that are a natural fit for Zebra and its Enterprise Asset Intelligence vision, and this acquisition is aligned with that strategy. The addition of Xplore provides access to a great team and great products in an attractive market and should enable us to grow the category double digits going forward.”

Xplore’s offerings complement Zebra’s industry-leading enterprise mobile computing, data capture, and printing portfolios, which will now serve a wider range of enterprise customers and accelerate growth. Zebra’s scale, vertical market expertise, and go-to-market footprint will create substantial synergies. Zebra expects this transaction to be neutral to its non-GAAP earnings for 2018, and accretive beyond this year.

“We are excited to join Zebra, the worldwide leader in enterprise mobility and visibility. This acquisition validates the incredible work our team does every day to develop innovative solutions and serve our customers,” said Tom Wilkinson, chief executive officer of Xplore Technologies. “Our products are a natural fit for Zebra, creating a comprehensive rugged mobility portfolio that stands against any competitor.”

Terms of the Transaction

Zebra is effecting the acquisition through a public tender offer for 100% of the shares of Xplore. In connection with the execution of the merger agreement, certain Xplore shareholders have entered into tender support agreements with Zebra pursuant to which they have agreed to tender their shares to Zebra’s offer. The aggregate consideration of the transaction, including assumed indebtedness, is expected to be less than or equal to $90 million. Zebra expects to fund the transaction with a combination of cash on hand along with fully committed financing available under its credit facility. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2018.

PJT Partners is acting as financial advisor and Kirkland & Ellis LLP is acting as legal advisor to Zebra. Sheppard Mullin is acting as legal advisor and Duff & Phelps provided a fairness opinion to Xplore.

Additional Information and Where to Find It

The tender offer described in this press release (the “Offer”) has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any shares of Xplore common stock or any other securities of Zebra and Wolfdancer Acquisition Corp., each of whom will file a

©2018 ZIH Corp. All rights reserved. Zebra and the stylized Zebra head are trademarks of ZIH Corp., registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners.

tender offer statement on Schedule TO (“Schedule TO”) with the SEC, and Xplore will file a solicitation/recommendation statement on Schedule 14D-9 (“Schedule 14D-9”), each with respect to the planned Offer described in this press release. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such statements. Investors and security holders are urged to read, carefully and in their entirety, both the Schedule TO and the Schedule 14D-9 regarding the Offer, each as may be amended from time to time, and any other documents relating to the Offer that are filed with the SEC, when they become available because they will contain important information relevant to making any decision regarding tendering shares. Such materials, when prepared and ready for release, will be made available to Xplore’s stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at https://www.sec.gov and also may be obtained by directing a request to Xplore Investor Relations at 8601 RR 2222, Building II, Suite 100, Austin, TX 78730, Tel: 512-637-2704.

Xplore Technologies Safe Harbor Statement

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

Zebra Technologies Safe Harbor Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook and the ability to complete the acquisition of Xplore. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s hardware and software products and competitors’ product offerings, and the potential effects of technological changes. The continued uncertainty over future global economic conditions, the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, a disruption in our ability to obtain products from vendors as a result of supply chain constraints, natural disasters or other circumstances could restrict sales and negatively affect customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra may be involved is another factor. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K.

©2018 ZIH Corp. All rights reserved. Zebra and the stylized Zebra head are trademarks of ZIH Corp., registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners.

About Xplore Technologies

As a leading supplier and authority in rugged mobility, Xplore provides the technology, solutions and specialized vertical expertise customers need to maximize resources, minimize costs, and drive business productivity through mobility. Not only does Xplore offer a broad portfolio of genuinely rugged mobile computers – and a complete accessory ecosystem – but the company’s award-winning tablets, handhelds and 2-in-1 laptops are among the fastest and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail. The enterprise-grade power, security flexibility, and versatility of Xplore’s rugged mobile computers make it easy for industrial, enterprise, government, and field service organizations to scale mobile workflows and boost mobile worker efficiency while working in the office, vehicle, and field.

About Zebra

With the unparalleled operational visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – give organizations the competitive edge they need to simplify operations, know more about their businesses and customers and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com or sign up for our news alerts. Follow us on LinkedIn, Twitter and Facebook.

Zebra Technologies:
Investor Contact:	Media Contact:
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Director, Global Public Relations
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com

Xplore Technologies:

Matt Kreps

Darrow Associates Investor Relations

Phone: +1 214 597 8200

mkreps@darrowir.com

©2018 ZIH Corp. All rights reserved. Zebra and the stylized Zebra head are trademarks of ZIH Corp., registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners.